Exhibit (d)(4)


                          SUBADVISORY AGREEMENT


     This Sub-advisory Agreement (the "Agreement") is effective as of January 2, 2008 (the "Effective Date"), between ADVANCE CAPITAL ASSET MANAGEMENT, INC., a Michigan corporation (the "Adviser"), and SEIZERT CAPITAL PARTNERS, LLC, a Delaware limited liability company
(the "Sub-Adviser").
WHEREAS, the Adviser has entered into an Investment Management Agreement, dated as of August 3, 1987, as amended (the "Management Agreement"), with Advance Capital I, Inc. (the "Company"), a Maryland corporation and a diversified, open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which the Adviser acts as investment manager for the Company's separate series of shares, one of which is the Advance Capital I Core Equity Fund
(the "Fund"); and

     WHEREAS, the Adviser desires to retain the Sub-adviser to provide investment advisory services to the Fund and to manage the Fund as the Adviser shall from time to time direct, and the Sub-adviser is willing to render such investment advisory services;

     NOW, THEREFORE, the Parties agree as follows:

1. Subject to the direction of the Adviser and the Board of Directors of the Company, the Sub-adviser shall provide portfolio management services to the Fund, including (but not limited to) the purchase, retention and disposition of portfolio securities in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the Prospectus), portfolio reconciliation, cash management, back-office services, periodic reporting to the Adviser and the Board of Directors of the Company and such other services as may be reasonably requested by the Adviser. The Sub-adviser's activities shall be subject to the following understandings:

(a) The Sub-adviser shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash or invested in cash equivalents.

(b) In the performance of its duties and obligations under this Agreement, the Sub-adviser shall act in conformity with the Company's Articles of Incorporation, Bylaws and Prospectus of the Fund and with the instructions and directions of the Adviser and of the Board of Directors of the Company, co-operate with the Adviser's (or its designee's) personnel responsible for monitoring the Fund's compliance, and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations. In connection therewith, the Sub-adviser shall, among other things, comply with the Sub-adviser's Code of Ethics, and the Adviser's soft dollar trading policy, brokerage allocation policy, and such other policies as the Adviser or the Company may establish, and it shall prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission.

(c) The Sub-adviser shall place orders with or through such persons, brokers or dealers (but only with brokers or dealers that are not affiliated

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with the Adviser or the Sub-adviser) to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Company's Board of Directors or the Adviser may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Sub-adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-adviser's other clients may be a party. It is understood that no broker or dealer affiliated with the Adviser or the Sub-adviser may be used as principal broker for securities transactions. It is also understood that it is desirable for the Fund that the Sub-adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Company's Board of Directors and the Adviser from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-adviser in connection with the Sub-adviser's services to other clients.

     On occasions when the Sub-adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-adviser, the Sub-adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-adviser in the manner the Sub-adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(d) The Sub-adviser shall maintain all books and records with respect to the Fund's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9),
(10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall provide to the Company's Board of Directors and to the Adviser such periodic and special reports as the Directors or the Adviser may reasonably request. The Sub-adviser shall make reasonably available its employees and officers for consultation with any of the Directors or officers or employees of the Fund or the Adviser with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities.

(e) The Sub-adviser shall provide to the Adviser and to the Fund's Custodian on each business day information relating to all transactions concerning the Fund's assets that it manages, including (but not limited to) any pricing discrepancies from daily closing prices reported by the Fund's pricing services, and shall provide the Adviser with such other information as the Adviser may request.

(f) The Sub-adviser understands and agrees that the Adviser will, among other things, (i) continually evaluate the performance of the Sub-adviser to the


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Fund through quantitative and qualitative analysis and consultations with the
Sub-adviser, (ii) periodically make recommendations to the Company's Board of Directors as to whether this Agreement should be renewed, modified, or terminated and (iii) periodically report to the Company's Board of Directors regarding the results of its evaluation and monitoring functions. The Sub-adviser recognizes that its services may be terminated or modified pursuant to this process.

(g) The Sub-adviser will support all marketing and sales activities with respect to the Fund, including (but not limited to) providing press and other publicity interviews, attending conferences and seminars that the Adviser deems to be appropriate and meeting with prospective and existing shareholders, registered investment advisers and other financial intermediaries. The Adviser will reimburse the Sub-adviser for its out-of-pocket expenses incurred in connection with such marketing support, provided that the expenses are approved in advance by the Adviser.

(h) The Adviser shall have the right to approve the specific individuals employed by the Sub-adviser to perform the investment management services described above, and the Adviser shall also have the right to direct that the Sub-adviser terminate the involvement of any one or more of such individuals with respect to the Fund's investment management activities, but any such change in personnel of the Sub-adviser shall not be deemed to be a termination of this Agreement.

(i) The Sub-adviser will not provide portfolio management services to any other mutual fund using the same investment process or style as the Sub-adviser uses with respect to the Fund without the prior written consent of the Adviser, nor will the Sub-adviser organize a mutual fund with a substantially similar investment objective as the Fund. The Sub-adviser agrees to provide the Company with the first opportunity to organize and register any new mutual fund that the Sub-adviser develops.

     2. The Sub-adviser may authorize and permit any of its directors, officers and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Sub-adviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

     3. The Sub-adviser shall keep the Fund's books and records required to be maintained by the Sub-adviser pursuant to Section 1(d) hereof and shall timely furnish to the Adviser all information relating to the Sub-adviser's services hereunder needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-adviser agrees that all records which it maintains for the Fund are the property of the Fund and the Sub-adviser will surrender promptly to the Fund any of such records upon the Fund's request, provided, however, that the Sub-adviser may retain a copy of such records. The Sub-adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to
Section 1(d) hereof.

     4. The Sub-adviser agrees to maintain its registration as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act and any other applicable state and federal laws or regulations.

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     5.  The Sub-adviser shall furnish to the Adviser copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to Section 1(b) hereof as the Adviser may reasonably request.

     6. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser shall pay the Sub-adviser as full compensation therefor, a fee at the annual rate of 0.40% of the average daily net assets of the Fund. This fee will be computed daily, and will be paid to the Sub-adviser monthly, within three (3) business days after receipt by the Adviser of payment of its monthly management fee from the Company.

     7. The Sub-adviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-adviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

     8. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Adviser or the Sub-adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

     9. Nothing in this Agreement shall limit or restrict the right of any of the Sub-adviser's directors, officers or employees who may also be a Director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Sub-adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     10. During the term of this Agreement, the Adviser agrees to furnish the Sub-adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-adviser in any way, prior to use thereof and not to use material if the Sub-adviser reasonably objects in writing within three (3) business days
(or such other time as may be mutually agreed) after receipt thereof.
Sales literature may be furnished to the Sub-adviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

     11. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

     12. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers
Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the

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Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Illinois.

     13. Any notices or other communications required or permitted hereunder shall be deemed to have been given if sent by first class mail, overnight delivery or hand delivery to the following addresses:


If to the Adviser, to:
     Advance Capital Management, Inc.
     One Towne Square, Suite 444
     Southfield, MI 48076

If to the Sub-adviser, to:
     Seizert Capital Partners, LLC
     185 West Oakland, Suite 100
     Birmingham, MI 48009


     IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed as of the day and year first above written.


	ADVANCE CAPITAL MANAGEMENT, INC.


	By: ____________________________
	       Robert J. Cappelli, President


	SEIZERT CAPITAL PARTNERS, LLC


	By: ___________________________
	       Gerald L. Seizert, President


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